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                                                   +---------------------------+
                                                   |        OMB APPROVAL       |
                                                   |---------------------------|
                                                   |OMB Number:       3235-0104|
                                                   |Expires: September 30, 1998|
                                                   |Estimated average burden   |
                                                   |hours per response  ....0.5|
                                                   +---------------------------+
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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                      WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

     Hernandez                      Ignacio
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     c/o Corfuerte, S.A. de C.V.
     Bosque de Circuelos 304-3
     Bosques de las Lomas
    ----------------------------------------------------------------------------
                                   (Street)

                      11700 Mexico, D.F.
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               06/16/98
                                                                  --------------

3.  I.R.S. or Social Security Number of Reporting Person
    (voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  Authentic Specialty Foods, Inc.
                                              (ASFD)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Chairman and Chief Executive Officer - Issuer
   ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More than One Reporting Person


             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock            None (1)               N/A                   (2)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
No Derivative Securities Owned
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
Explanation of Responses:

(1) 100% of the issuer's common stock was acquired by Authentic Acquisition Corporation ("AAC") pursuant to a tender offer and an Agreement and Plan of Merger. The Reporting Person was an officer and director of AAC. In connection with the closing of the tender offer and the subsequent acquisition of the remainder of the issuer's stock, the Reporting Person became an officer and director of the Issuer.
(2) The securities are held of record and beneficially by AAC. The Reporting Person is an officer and director of AAC.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                               /s/ Ignacio Hernandez             June 16, 1998
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1473 (7-96)